Exhibit C-42

               CONSTRUCTION AND FINANCING AGREEMENT
  FOR THE COOPER-FAIRPORT-ST. JOSEPH 345 KILOVOLT INTERCONNECTION

     THIS AGREEMENT, made the 5th day of March 1990, by and between ASSOCIATED ELECTRIC COOPERATIVE, INC. (AECI), a Missouri corporation, and KANSAS CITY POWER & LIGHT COMPANY (KCPL), a
Missouri corporation.

     WHEREAS, the parties to this Agreement (hereinafter called "Party" or "Parties"), along with others, have entered into a contract entitled COORDINATING AGREEMENT BY AND AMONG ASSOCIATED ELECTRIC COOPERATIVE, INC., KANSAS CITY POWER & LIGHT COMPANY, ST. JOSEPH LIGHT & POWER COMPANY, NEBRASKA PUBLIC POWER DISTRICT, OMAHA PUBLIC POWER DISTRICT, CITY OF LINCOLN AND IOWA INC. FOR THE COOPER-FAIRPORT-ST. JOSEPH 345 KILOVOLT INTERCONNECTION (hereinafter called the "Coordinating Agreement"); and

     WHEREAS, the Coordinating Agreement provides that the parties to the Coordinating Agreement equally share in the financial responsibility to construct certain Joint Facilities as defined in that Coordinating Agreement, including, but not 1imited to, a 345 kilovolt transmission line from Nebraska Public Power District's Cooper 345 kV Substation to AECI's Fairport 345/161 kV Substation to St. Joseph Light & Power Company's St. Joseph 345 kV Substation; and

     WHEREAS, KCPL desires AECI to finance, construct and own the portion of the Joint Facilities for which KCPL has financial responsibility under the terms and conditions hereinafter described.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the Parties agree as follows:

                             ARTICLE I

                            DEFINITIONS

     1.1 Joint Facilities shall be as defined in the Coordinating Agreement and thus shall include a 345 kV transmission line extending from Nebraska Public Power District's Cooper 345 kV Substation to AECI's Fairport 345/161 kV Substation to St. Joseph Light & Power Company's St. Joseph 345 kV Substation, all requisite reactive compensation facilities, and all other property, facilities, and equipment comprising the Interconnection as defined in the Coordinating Agreement, but shall not include Terminal Facilities and the St. Joseph Transformer as those terms are defined in the Coordinating Agreement.

     1.2 "Nebraska Segment" shall be as defined in the Coordinating Agreement and shall include that portion of the 345 kV transmission lines included in the Interconnection, approximately 1.0 mile in length, which extends from the Cooper Substation line terminal to the point at which the line crosses the Nebraska-Missouri State border. This segment includes the Nebraska portion of the river crossing which spans the Missouri River adjacent to Cooper.

     1.3 "Missouri Segment" shall be as defined in the Coordinating Agreement and shall include that portion of the 345 kV transmission lines included in the Interconnection, approximately 104 miles in length, extending from the point at which the line crosses the Nebraska-Missouri State border to the Fairport Substation 345 kV bus and continuing from the Fairport Substation 345 kV bus to the St. Joseph Substation line terminal. This segment includes the Missouri portion of the river crossing which spans the Missouri River adjacent to Cooper.

     1.4 "Actual Construction Cost" shall mean the cost to construct the Joint Facilities including, but not limited to, labor, materials, contract services, engineering services, environmental studies, right-of-way acquisition, legal expenses, right-of-way clearing and restoration, and reasonable overheads. Overheads shall include, but not be limited to, interest during construction, engineering, superintendence, drafting, stores handling, transportation, testing and miscellaneous. Actual Construction Cost shall be calculated pursuant to the Electric Plant Instructions section of REA Bulletin 181-1 (latest revision) entitled "Uniform System of Accounts Prescribed for Electric Borrowers of the Rural Electrification Administration" at such time as the costs are incurred by the Party responsible for constructing the applicable portion of the Joint Facilities.

                            ARTICLE II

                           CONSTRUCTION

     2.1 AECI has, by separate agreement with each of the parties to the Coordinating Agreement, agreed to construct and own the Missouri Segment. By separate agreement with Nebraska Public Power District (NPPD), AECI shall cause the Nebraska Segment, including the crossing of the Missouri River, to be constructed by NPPD at AECI's expense.

     2.2 AECI agrees to construct the Missouri Segment and agrees to cause the Nebraska Segment to be constructed in accordance with acceptable standards and Prudent Utility Practice as defined in the Coordinating Agreement using the same prudence and care that it would exercise in the construction of such facilities for its own use. In addition, all such construction shall be performed in accordance with all applicable requirements of the Coordinating Agreement.

     2.3 AECI shall put forth its best efforts to obtain the lowest cost financing for the Joint Facilities, for which AECI has assumed financing responsibility, that is available to AECI on reasonable commercial terms.

     2.4 KCPL agrees to make monthly payments to AECI in accordance with the formula for "Determination of Financing Cost for Joint Facility Construction by AECI" in Exhibit A, attached hereto. The first such payment shall be due on the first day of the month after the Joint Facilities are placed in commercial operation and such full payments shall continue for a total of 436 months. A final partial payment equal to 36 percent (36%) of the monthly payment shall be paid on the 437th month, at which time the Joint Facilities shall be fully amortized.

     2.5 AECI shall use its best efforts to have the Interconnection ready for commercial operation by June 1, 1992, or such other time as may be agreed upon in writing by the Participants to the Coordinating Agreement.

     2.6 Billing procedures shall be in accordance with Article
III, Section 3.1 of this Agreement.

                            ARTICLE III

                              BILLING

     3.1 Each invoice for services rendered under this Agreement shall be paid within fifteen (15) days after receipt of the bill.

                            ARTICLE IV

                         BOOKS AND RECORDS

     4.1 Books of account and records containing details of cost applied to the construction of the Missouri Segment shall be kept by AECI in accordance with AECI's established procedures and methods adopted for accounting of Actual Construction Cost and shall be in conformity with accepted accounting practices and the Rural Electrification Administration's Uniform System of Accounts. These books shall be open to examination at any time by KCPL. AECI shall furnish KCPL summaries or counterparts of such books of account and records as may be necessary to satisfy compliance with all applicable regulatory requirements. AECI shall cause NPPD similarly to maintain such books of account and records relating to the costs of construction of the Nebraska Segment, and to make such books of account and records open to examination at any time by KCPL.

                             ARTICLE V

                         TERM OF AGREEMENT

     5.1 This Agreement shall become effective upon its execution by the Parties and shall remain in effect concurrently with the Coordinating Agreement, until such time that the Joint Facilities are fully amortized, at which time KCPL's financial responsibility hereunder shall cease.

                            ARTICLE VI

       INDEMNIFICATION, DEFAULT AND LIMITATION OF LIABILITY

     6.1 Each Party shall indemnify, hold harmless and defend the other Party, its agents, servants, employees and officers, from any and all costs and expenses, including hat not limited to attorneys' fees, court costs and all other amounts which said other Party, its agents, servants, employees and officers are or may become obligated to pay on account of any and all demands, claims, liabilities or losses (except as limited by Section 6.3) arising or alleged to have arisen out of, or in any way connected with, the negligent acts or omissions or willful or wanton action of the indemnifying Party, its agents, servants, employees or officers relating to this Agreement, whether such demands, claims, liabilities or losses be for damages to property, including property of the other Party, or injury or death of any person, including agents, servants, employees or officers of the other Party.

     6.2 Upon failure of either Party hereto to make any payment when due under this Agreement or to perform any other obligation on its part hereunder, the other Party may make written demand upon such Party, and if such failure is not cured (i) within ten
(10) days from the date of receipt of such demand in the event of failure of such Party to make any such payment when due, or (ii) within 60 days from the date of receipt of such demand in the event of the failure of such Party to perform any other obligation, such failure shall at the expiration of such respective period constitute a default. If either Party in good faith disputes the existence or extent of any such failure to make any payment when due, it shall within such ten- (10) day period make such payment under written protest. A Party or Parties may take any action, in law or equity, including an action for specific performance, to enforce this Agreement and to recover for any loss or damage (except as limited by Section 6.3), including reasonable attorneys' fees and collection costs, incurred by reason of any default under this Agreement.

     6.3 In no event shall either Party be liable to the other Party for any indirect, incidental, consequential, punitive, or similar damages from or in any way connected with this Agreement whether based upon contract, tort (including negligence but excluding willful action), or otherwise, including but not limited by way of example or otherwise to loss of profit or revenues, cost of capital, cost of purchased or replacement power or energy, or claims of customers for service interruptions.

                            ARTICLE VII

                       UNCONTROLLABLE FORCES

     7.1 Neither Party shall be considered to be in default with respect to any obligation hereunder if prevented or delayed in whole or in part from fulfilling such obligation by reason of uncontrollable forces, provided that the provisions of this Section shall not apply to the obligation for payments to be made under this Agreement. The term "Uncontrollable Forces" shall mean storm, flood, lightning, earthquake, fire, explosion, failure of facilities not due to lack of proper care or maintenance, civil disturbance, labor disturbance, sabotage, war, national emergency, restraint by court or act of a public authority, or other causes beyond the control of the Party affected, which such Party could not reasonably have been expected to have avoided by exercise of due diligence and foresight and by provision of reserve facilities in accordance with Prudent Utility Practice. Either Party unable to fulfill any of its obligations by reason of Uncontrollable Forces will exercise its best efforts to remove such disability with reasonable dispatch, provided that neither Party shall be required to settle or resolve labor disturbances or strikes or to accept or agree to governmental or regulatory orders or conditions without objection or contest on any basis not acceptable to such Party in its sole discretion. Notice of Uncontrollable Forces shall be given by the Party affected as soon as reasonably possible, but in no event later than 48 hours after learning of such Uncontrollable Forces.

                           ARTICLE VIII

                             APPROVALS

     8.1 This Agreement, including any subsequent amendment(s) hereto, shall be subject to the authority of any regulatory body or approving authority having jurisdiction hereof. This Agreement, including any subsequent amendment(s) hereto, shall not be operative until submitted to and accepted by all such regulatory bodies and approving authorities that are required by law to accept or approve this Agreement, including any subsequent amendment(s) hereto, prior to its being placed into operation and effect, including submission by AECI to, and approval by, the Administrator, Rural Electrification Administration. If, at any time, any regulatory body or approving authority modifies this Agreement, or conditions its approval or acceptance hereof, the Parties shall be required to put forth their best efforts to agree upon such amendments to this Agreement as are required to (1) comply with the directive(s) of the applicable regulatory body or approving authority and (2) maintain the overall balance of consideration of each Party such that, to the extent feasible, each Party obtains the same share of the benefits anticipated from participation in the Interconnection as was contemplated in the Coordinating Agreement as originally executed. The preceding sentence shall not be interpreted as giving rights to either Party inconsistent with the obligations stated in Section 8.3.

     8.2 The failure to obtain approval or acceptance of this Agreement by any regulatory body or approving authority having jurisdiction hereof shall not excuse either Party frau any prior expenses and obligations incurred by such Party under this Agreement.

     8.3 The Parties intend that this Agreement shall be changed only by written amendment executed by both Parties and that it shall not be changed by any filing, application, or request made to any regulatory body or approving authority having jurisdiction over this Agreement.

                            ARTICLE IX

                              GENERAL

     9.1 All notices hereunder shall be properly addressed to the Executive Officer for the Party concerned and shall be given by receipted personal delivery or courier service or by tested telex or other teletransmission device capable of creating a written record of such notice and its receipt. Notices hereunder shall be effective upon receipt.

     9.2 The Parties shall be the only parties in interest to this Agreement. This Agreement is not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, association, entity or power supplier, other than the Parties, and the obligations herein assumed by the Parties are solely for the use and benefit of the Parties. Nothing herein contained shall be construed as permitting or vesting, or attempting to permit or vest, in any person, corporation, association, entity or power supplier, other than the Parties, any rights hereunder or in any of the electric facilities owned by the Parties or the use thereof.

     9.3 This Agreement shall be binding upon and its benefits shall inure to the Parties and their successors and assigns; however, no transfer or assignment of any Party's interest in this Agreement shall occur without the prior written consent of both Parties except in cases of transfer or assignment to a trustee or receiver in bankruptcy of a Party, to a foreclosing mortgagee of a Party, to any successor to all or substantially all of the electric properties of a Party, whether by reorganization, merger, or consolidation, or, in the case of AECI, assignment of all or substantially all of its rights to the United States of America.

     9.4 Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any other default or matter. Any delay short of the statutory period of limitation in asserting or enforcing any right shall not be deemed a waiver of such right.

     9.5 It is understood and agreed that all representations, understandings and prior negotiations are merged into this Agreement, and that this Agreement constitutes the sole and entire Agreement between the Parties and no modification hereof shall be binding unless made a part hereof in writing executed by both Parties.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the duly authorized officers as of the day and year first above written.

		          ASSOCIATED ELECTRIC COOPERATIVE, INC.
		          /s/O. B. Clark
		          Title: President

ATTEST:
/s/Gerald J. ________ (eligible last name)
Assistant Secretary

		          KANSAS CITY POWER & LIGHT COMPANY
		          /s/A. Drue Jennings
		          Title: President & CEO

ATTEST:
/s/Mark Sholander
Assistant Secretary